Exhibit (c)(2)

STRICTLY PRIVATE AND CONFIDENTIAL

JUNE 27, 2008

PRESENTATION TO THE INDEPENDENT DIRECTORS

PRESENTATION TO THE INDEPENDENT DIRECTORS

INTRODUCTORY NOTICE

This presentation (the Presentation) is being provided by Permira Advisers LLP (Permira) and News Corporation (News Corp.), and together with Permira the Bidders) to the independent directors of NDS (the Board) for the purpose of furthering negotiations in relation to the proposed take-private of NDS (the Proposed Transaction). By attending the Presentation you agree to be bound by the following conditions.

The information contained in this Presentation and any oral information provided by the Bidders or by Goldman Sachs International (GSI) or any of its affiliates, including Goldman Sachs & Co. (collectively Goldman Sachs) and/or JP Morgan (the Advisers) (the Information) is confidential and is for use only by the Board in connection with the negotiation of the Proposed Transaction and may not be used for any other purpose or provided by the Board, its representatives or any other person, to any other person and the Information (including the existence of this Presentation) except with the prior written consent of the Bidders.

The information in the Presentation is based upon publicly available sources. In preparing the Presentation, the Bidders have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was otherwise reviewed by them. In addition, any analyses included in this Presentation do not purport to be appraisals of the assets, stock, or business of NDS or any other entity. The Presentation is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to the Bidders as of the date hereof and the Bidders assume no responsibility for updating, revising or reaffirming the Information based on circumstances, developments or events occurring after the date of the Presentation. None of the Bidders or the Advisers makes any representation or warranty, express or implied, as to the accuracy or completeness of the Information and any liability therefore (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. In particular the Information does not address any legal, regulatory, tax or accounting matters that may be relevant to an assessment of the Proposed Transaction.

All Information contained in the Presentation is for discussion purposes only and do not constitute any offer, commitment or obligation on the part of the Bidders to enter into the Proposed Transaction or to do so on any basis described in the Presentation. The Presentation is provided to the Board on the basis that it will obtain its own independent professional advice and/or valuation for the purposes of the negotiation of the Proposed Transaction and, in particular, (a) neither the Board nor NDS will rely on the Information, (b) neither Board nor NDS will bring any actions or claims against any of the Bidders, the Advisers or their respective affiliates where the action, proceeding or claim relates to or is connection with the use of or reliance on the Information and (c) none of the Bidders, the Advisers or their respective affiliates shall have any liability to you for any loss or damage suffered by you or costs incurred by you arising out of or in connection with the use of the Information by the Board or NDS.

GSI and JP Morgan , which are regulated in the United Kingdom by the Financial Services Authority, are acting for Permira and News Corp., respectively and no one else in connection with the Proposed Transaction and will not be responsible to anyone other than Permira and News Corp., respectively for providing the protections afforded to clients of Goldman Sachs or JP Morgan nor for providing advice in connection with any potential transaction. In attending and contributing to the Presentation neither GSI nor JP Morgan will assume an advisory or fiduciary responsibility to the Board or NDS or any other obligation to the Board or NDS and neither the Board nor NDS will claim that either of Goldman Sachs or JP Morgan have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Board or NDS in connection with the Presentation.

JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities.

This presentation does not constitute an offer or invitation to purchase any securities or a firm intention to make an offer to acquire any securities. The Bidders may, in their sole discretion, proceed or not proceed with the Proposed Transaction. In particular, the Bidders may, in their sole discretion, determine not to proceed with the Proposed Transaction and are under no obligation to Nobel or any of its directors or shareholders. The announcement, if any, by the Bidders of a firm intention to implement the transaction is subject to Nobel entering into an agreement on terms acceptable to the Bidders providing for, among other things, the implementation of the Scheme.

PRESENTATION TO THE INDEPENDENT DIRECTORS

Agenda

1

SITUATION OVERVIEW

Situation overview

•	News Corp. and Permira are proposing to take NDS private in a transaction that would involve the following components:

•	Purchase of all Series A shares from public shareholders at $60 per share in cash

•	Purchase of approximately 68% of News Corp.’s Series B shares at $60 per share in a mix of cash and a $200mm Vendor Note

•	“Roll-over” of News Corp’s remaining approximately 32% of Series B shares into NDS

•	The cash required to acquire NDS shares from public shareholders and News Corp. would be funded through a combination of new equity from Permira, new NDS debt, and cash on NDS’s balance sheet

•	The transaction would result in News Corp. and Permira owning 49% and 51% of vote and value, respectively, of NDS — before dilution from management ownership

•	While News Corp. is a net seller of shares in NDS, and hence its interests are aligned with shareholders, News Corp. does not wish or intend to sell its entire stake in NDS

•	NDS’s products and technologies are strategic to News Corp. long-term

•	Ongoing involvement of News Corp. will ensure continuity in NDS’s business and strategy

•	The proposed transaction is driven by NDS’s status as a “CFC” of News Corp., which imposes limitations that adversely impact the ability for NDS to create long-term value for all of NDS’s shareholders

•	Limits cash distributions to shareholders

•	Limits ability of NDS to expand strategically through M&A in the US

•	News Corp. believes that Permira is the best partner for this transaction, and does not wish to explore other potential partners

•	Fund structure solves CFC problem

•	Significant experience in TV (including Pay TV) and Technology sectors

•	Long-term relationship with NDS management

•	Clear agreement with News Corp. and NDS about the long-term strategy for NDS

•	News Corp. and Permira have fully negotiated and structured a transaction that would provide a high level of certainty to the public shareholders

•	Debt and equity funding secured

•	Permira and the financing banks have completed extensive due diligence

•	Terms of transaction, including shareholders’ agreement and management promote, fully negotiated

2

SITUATION OVERVIEW

Permira profile

•	One of the largest global private equity firms

•	An independent partnership with a 20 year history of buy-out investments

•	More than 290 transactions

•	€20.6bn funds under management; latest fund of €11.1bn (c. $17bn)

•	Permira funds currently invest in over 30 portfolio businesses with combined employees and turnover respectively in excess of 220,000 and €40bn

•	Strong technology and media heritage

•	Global team dedicated to media and technology with presence in US, Europe, Hong Kong and Japan

•	€4.3bn invested in 40 transactions in Technology Media Telecom sector

•	Have invested across the TV value chain:

•	Infrastructure: Intelsat-PanAmSat

•	Broadcasting, free-to-air and pay-TV: ProSiebenSat.1, SBS and Premiere

•	Content: All3Media

•	Proven track record of jointly working with corporate partners

•	Acquired Inmarsat in partnership with Telenor, Lockheed Martin, KDDI and TeliaSonera; acquired AU-System with Ericsson

•	Allows each party to leverage respective core skills

3

PRESENTATION TO THE INDEPENDENT DIRECTORS

Agenda

4

TRANSACTION SUMMARY

Summary of transaction economics and structure

• Public shareholders[1]
• Receive $60 / share ($1,089mm net) in cash for 18.1mm2 Series A shares
• News Corp.
• Receives $60 / share ($1,708mm) for 28.5mm Series B shares in a mix of cash ($1,508mm) and a $200mm Vendor Note
• Rolls over 13.5mm Series B shares for a 49% interest
• $845mm in equity secured from Permira Funds
• $1,275mm in debt committed by JPMorgan and Morgan Stanley
• Permira 51%	Before dilution from management ownership
• News Corp. 49%
• UK court approved scheme of arrangement
• Requires approval of Series A shareholders representing majority in number and 75% in value of voting shareholders

[1]	Includes public shareholders, LTIP and option holders
[2]	Diluted shares outstanding as per treasury stock method; 19.4mm in total; includes shares, LTIP and option holders

5

TRANSACTION SUMMARY

Sources and uses

Sources and uses ($ millions, except per share data)

Sources
Debt financing	$1,275
Permira Funds equity contribution[2]	$845
News Corp. equity roll-over[2]	$812
Management equity[2]	$14
News Corp. vendor note	$200
Excess cash on balance sheet[3]	$665
Total sources	$3,811

Uses
Purchase of public equity	$1,089
Purchase of News Corp. equity	$1,708
News Corp. equity roll-over	$812
Transaction expenses[4]	$142
Debt-like obligations assumed[5]	$60
Total uses	$3,811

Note: Based on News Corp. ownership pre-deal of 42.0mm Series B shares

[1]	Assumes 60.2mm fully diluted shares outstanding based on treasury stock method
[2]	Based on a $13.5mm minimum management contribution for a combination of Hurdle Shares and Series B shares; management has the option to invest in additional Series B shares
[3]	Assumes $60mm minimum cash remains on balance sheet based on projected 9/30/08 cash balance of $725mm
[4]	Estimate; includes $45mm of financing, advisory, legal, transaction and investor fees of $30mm ($15mm to Permira; $15mm to News Corp.)
[5]	Debt like items include costs associated with releasing trapped cash, contingent liabilities from prior acquisitions, liability accruals and claims, and pension deficit (source: PWC)

6

TRANSACTION SUMMARY

Fund flows

($ millions, except per share data)

Public	News Corp.	Permira	Management	Debt financing
• Pre-deal: 18.1mm [1] Series A shares	• Pre-deal: 42.0mm Series B shares	• Invests $845mm in equity for a 51% interest in Series B shares	• Purchases $14mm in a combination of Hurdle shares and Series B shares	• $1,275mm of bank/mezzanine financing

• Receive $60/share for 100% of the Series A shares outstanding equal to $1,089mm	• Receives $60 /share for 28.5mm Series B shares equal to $1,708mm, of which $1,508mm in cash and $200mm in a Vendor Note			• $665mm of excess cash at NDS

• Rolls over 13.5mm Series B shares for a 49% interest equal to $812mm

[1]	Diluted shares outstanding as per treasury stock method; includes shares and options currently owned by Management

7

TRANSACTION SUMMARY

Benefits to public shareholders

•	The proposed transaction represents a significant premium (on a cash adjusted basis)

•	24.5% premium to latest close of $50.48

•	23.5% premium to 3 month average

•	21.5% premium to 6 month average

•	NDS has only traded above offer price for 11 days in the last 3 years

•	Premia are all in line with general M&A and “final” minority buy-in valuations

•	Transaction multiples significantly in excess of trading levels of relevant peers

•	Minority shareholders are being offered the same price per share as News Corp. for shares that do not confer control

•	Provides an excellent opportunity for public shareholders to exit an illiquid investment at an attractive price — in a very challenged financing and economic environment

•	The proposed transaction represents an attractive alternative for shareholders

•	No pending positive catalysts for NDS’s stock price

•	Conversely, declining deferred revenue and News Corp.’s disposal of DirectTV provide downside risk to the stock price

•	Sale to strategic buyers not an option given CFC constraints and News Corp.’s requirement for an ongoing strategic relationship

•	Proposed transaction, if recommended by independent directors and approved by shareholders, provides high level of certainty

•	All key aspects of the transaction are fully negotiated between News Corp. and Permira

•	Due diligence is completed

•	Equity and debt financing in place

8

PRESENTATION TO THE INDEPENDENT DIRECTORS

Agenda

9

VALUATION CONSIDERATIONS

Premium analysis

Premium not expected to be paid on NDS’s cash position

Source: Factset and Company filings

[1]	Represents premium to closing price as of 6/26/08

10

VALUATION CONSIDERATIONS

Relative stock price performance suggests this is not a low point relative to peers and market

Source: Factset

11

VALUATION CONSIDERATIONS

Proposed transaction premium vs precedents

Proposed transaction premium in-line with precedent deals

Source: Deal logic, company filings

[1]	Represents the median for US deals >$200mm since 2001 (1,139 deals)
[2]	Represents the median for US deals >$100mm since 2001 (35 deals)

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VALUATION CONSIDERATIONS

NDS public market valuation

Source: Company filings, Wall Street research, Factset

[1]	Market data as of 6/26/08
[2]	Based on treasury stock method
[3]

Debt like items include costs associated with releasing trapped cash, contingent liabilities from prior acquisitions, liability accruals and claims, and pension deficit on a buy-out basis (source: PWC)

[4]	Based on I/B/E/S consensus estimates, calandarized to December year end
[5]	Adjusted for non-recurring deferred revenue and other one-time items of $27.3mm in CY2008E and $29.7mm in CY2009E

13

VALUATION CONSIDERATIONS

CY2009 valuation multiples

Proposed transaction multiple significantly ahead of peer trading levels

Source: Company filings, Wall Street research, Factset

Note: Market data as of 6/26/08; based on I/B/E/S consensus estimates; all estimates calendarized as of December 31

[1]	Represents number of companies included in sector comparables
[2]	Defined as companies between $1-$5 billion market cap and EPS long-term growth rate of 10%-20%; excludes outliers with P/E greater than 50x

14

VALUATION CONSIDERATIONS

Major shareholders

$ millions, except per share data

Source: Based on 13-F filings available, Bloomberg; market prices as 6/26/2008

Note: G = Growth, GP = GARP, V = Value, I = Income, HF = Hedge Fund, O = Other; % o/s calculated off of Series A shares only (16,187,137) ; 1 year ADTV of 43,435 shares; Estimated VWAP based on quarterly VWAP and investor net shares bought / (sold) in last 6 quarters

Proposed transaction price is above all shareholders’ cost price

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VALUATION CONSIDERATIONS

Summary conclusions

•	Attractive price and a significant premium

•	18.9% premium (unadjusted) over 06/26/08 price

•	24.5% premium (cash adjusted) over 06/26/08 price

•	Same price as News Corp. is receiving for its Series B shares

•	Liquidity for shareholders

•	Allows shareholders ability to sell shares at an attractive price

•	Transaction certainty

•	Debt and equity financing committed

•	Agreement between News Corp., Permira and management fully negotiated

•	All due diligence completed

•	Attractive alternative for shareholders

•	Public market alternatives impacted by CFC limitations

•	No pending catalysts

•	Strategic sale alternative not available

16

PRESENTATION TO THE INDEPENDENT DIRECTORS

Agenda

17

APPENDIX

Financing overview

	Term Loan A,B,C	Revolving credit facility	Mezzanine	Vendor Note
Facility:	$300 million Term Loan A	$150 million revolving credit	$385 million mezzanine	$200 million vendor loan

	$295 million Term Loan B	$50 million sub-limit for acquisitions

$295 million Term Loan C

Pricing:	TLA - L+300 bps (subject to margin ratchet)	L+300 bps drawn	5.0% cash pay	13.0% PIK

	TLB - L+350 bps (subject to margin ratchet)		5.5% PIK

TLC - L+400 bps

Maturity:	TLA - 7 years from close	7 years from close	9 years from close	Earliest of:

	TLB - 7.5 years from close			• Occurrence of a Qualifying IPO

	TLC - 8 years from close			• 9.5 years from date of issue

• Refinancing in full of the Senior and Mezz. facilities

Required Amortization:	TLA - repaid in semi-annual installments starting in Dec 2009 TLB,C - bullet at maturity	Bullet at maturity, except for acquisition borrowings which are repaid in semi annual installments starting 3.5 years from close	Bullet at maturity	Bullet at maturity

Source: Term Sheet

Note: Excludes $75mm undrawn acquisition facility with terms no more onerous than the Senior Term Facilities available 4 years from close maturing 7 years from close if drawn

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APPENDIX

Summary of key terms of management equity

$ millions

	Hurdle shares[1]		Mandatory B Ordinary shares		Additional B Ordinary shares	Employee shares[2]
Amount	$6.0	[3]	$7.5	[4]	Amount TBD	3% of ordinary shares

Pro Rata Reduction of Newton and Pythagoras Investment

Voting

Tag Along

Drag Along

Subject to Leaver Provisions

Entitled to Receive Dividends / Distributions

[1]

Entitled to 8% of any Equity Surplus Proceeds which are proceeds after (i) B Ordinary Shares receive initial investment cost, (ii) options receive 3% of Exit Proceeds, (iii) B Ordinary Shares receive a 13% p.a. compounded return, then (iv) B Ordinary receive 92% / Hurdle Share receive 8% of such surplus

[2]	Granted by the Compensation Committee as follows: (i) 1% at Completion, (ii) 0.75% on 1st anniversary (iii) 0.75% on 2nd anniversary, (iv) 0.50% on 3rd anniversary
[3]	Includes $0.75 mm issued to an employee benefit trust
[4]	Management has the option to borrow from NDS to finance subscription of mandatory B shares

19